CORRECTED PRICING SUPPLEMENT

This Pricing Supplement is being filed solely to correct the references to the Registration Statement Number and the date of the Prospectus included:

•	in the original version of this Pricing Supplement, filed on June 16, 2025, and

•	on the cover page of the Prospectus Supplement, dated July 22, 2022, relating to Dow InterNotes,

in each case, to refer, instead, to (i) Registration No. 333-288028-01 and (i) Prospectus dated June 13, 2025.

No other change has been made to the original version of this Pricing Supplement and the Prospectus Supplement, dated July 22, 2022, relating to Dow InterNotes.

This Pricing Supplement, together with the Prospectus, dated June 13, 2025, and the Prospectus Supplement relating to the Dow InterNotes, originally filed on July 22, 2022, as amended and supplemented by the information contained herein, constitutes the prospectus for this offering.

CALCULATION OF FILING FEE TABLE

424(b)(3)

(Form Type)

The Dow Chemical

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Calculation Fee or Forward Carry Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	5.050% InterNotes® Due June 15, 2030	457(r)	$6,363,000	100%	$6,363,000	0.0001531	$974.18

Fees to be Paid	Debt	5.700% InterNotes® Due June 15, 2035	457(r)	$4,826,000	100%	$4,826,000	0.0001531	$738.86

Fees to be Paid	Debt	6.400% InterNotes® Due June 15, 2055	457(r)	$4,550,000	100%	$4,550,000	0.0001531	$696.61

		Total Offering Amount				$15,739,000.00

		Total Fees Previously Paid						$2,409.65

		Net Fee Due						$0.00

Filed under 424(b)(3), Registration Statement No. 333-288028-01

Corrected Pricing Supplement No. 88 - Dated Friday, June 20, 2025 (To: Prospectus Dated June 13, 2025, and Prospectus Supplement Dated July 22, 2022)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054MH61	$6,363,000.00	100%	1.250%	$6,283,462.50	5.050%	Semi-Annual	06/15/2030	12/15/2025	$24.55	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2025 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical , in whole or in part, on the interest payment date occurring on 12/15/2025 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.8500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.8500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054MH79	$4,826,000.00	100%	1.800%	$4,739,132.00	5.700%	Semi-Annual	06/15/2035	12/15/2025	$27.71	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2025 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC   Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical , in whole or in part, on the interest payment date occurring on 12/15/2025 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.2500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.2500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054MH87	$4,550,000.00	100%	3.150%	$4,406,675.00	6.400%	Semi-Annual	06/15/2055	12/15/2025	$31.11	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2025 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC    Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical , in whole or in part, on the interest payment date occurring on 12/15/2025 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 2.4000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 2.4000% to the public offering price, thereby not retaining any portion of the discount as compensation.

The Dow Chemical 2211 H.H. Dow Way Midland, Michigan 48674

Trade Date: Monday, June 16, 2025 @ 12:00 PM ET

Settle Date: Friday, June 20, 2025

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

The Dow Chemical The Dow Chemical InterNotes

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

Legal Matters:

In the opinion of Shandell S. Massey, Managing Counsel and Assistant Secretary, of The Dow Chemical Company (the “Company”), the notes offered by this pricing supplement have been duly authorized, and when executed and issued by the Company, authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity). This opinion is given as of the date hereof and is limited to the law of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to the same assumptions and qualifications stated in the letter of such counsel dated February 9, 2024, filed in the Company’s Current Report on Form 8-K dated February 9, 2024 and incorporated by reference as Exhibit 5.1 to the Company’s registration statement on Form S-3 ASR (File No. 333-265556-01).

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.